Exhibit 99.1

5321 Corporate Boulevard

Baton Rouge, LA 70808

Lamar Advertising Company Prices

Private Offering of Senior Subordinated Notes

Baton Rouge, LA — January 26, 2012 — Lamar Advertising Company (Nasdaq: LAMR) announced today that its wholly owned subsidiary, Lamar Media Corp., has agreed to sell $500 million aggregate principal amount of 5 7/8% Senior Subordinated Notes due 2022 (the “Notes”) through an institutional private placement. The company had previously announced a proposed notes offering of $400 million principal amount, and the offering size was increased to $500 million principal amount. The proceeds, after the payment of fees and expenses, to Lamar Media of this offering are expected to be approximately $489 million. Subject to customary closing conditions, the closing of this offering is expected on or about February 9, 2012.

Lamar Media intends to use the proceeds of this offering, after the payment of fees and expenses, together with approximately $147.2 million of borrowings under the revolving portion of Lamar Media’s senior credit facility, towards the purchase of up to $600 million principal amount of its outstanding 6 5/8% Senior Subordinated Notes due 2015, 6 5/8% Senior Subordinated Notes due 2015—Series B and 6 5/8% Senior Subordinated Notes due 2015—Series C (collectively, the “6 5/8% Notes”) in a tender offer, the redemption of the 6 5/8% Notes, the payment of the 6 5/8% Notes at maturity or for general corporate purposes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the Notes.

The Notes subject to the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-U.S. persons in offshore transactions in reliance on Regulation S. Unless so registered, the Notes may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Forward-Looking Statements

This press release contains forward-looking statements regarding Lamar Media’s ability to complete this private placement and its application of net proceeds, including the repurchase of the 6 5/8% Notes. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those results indicated in the forward-looking statements include uncertainties relating to market conditions for corporate debt securities generally and for the securities of advertising companies and for Lamar Media in particular, as well as Lamar Media’s ability to reach acceptable terms with respect to any repurchase of the 6 5/8% Notes.

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This news release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, securities, nor a solicitation for acceptance of the tender offer for the 6 5/8% Notes. The full details of the tender offer, including complete instructions on how to tender notes, will be included in an offer to purchase. Holders of the 6 5/8% Notes are strongly encouraged to read carefully the offer to purchase and any related materials because they will contain important information. Holders of the 6 5/8% Notes will receive any such materials free of charge from Lamar Media and may obtain free copies of these materials from the information agent for the tender offer.

Contact:

Lamar Media Corp.

Keith Istre

Chief Financial Officer

(225) 926-1000

KI@lamar.com